PROMISSORY NOTE
$40,000,000.00    March 30, 2012
    New York, New York

FOR VALUE RECEIVED, NEW YORK RECOVERY OPERATING PARTNERSHIP, L.P., a Delaware limited partnership (the “Borrower”), hereby promises to pay to Capital One, National Association (the “Lender”), in accordance with the Credit Agreement referred to below, the principal sum of FORTY MILLION DOLLARS (or such lesser amount as shall equal the aggregate unpaid principal amount of the Loans made by the Lender to Borrower under the Credit Agreement), in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of each such Loan, at such office, in like money and funds, for the period commencing on the date of such Loan until such Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.
This Note is one of the Notes referred to in the Credit Agreement dated as of March 30, 2012 (as modified and supplemented and in effect from time to time, the “Credit Agreement”) among Borrower, the lenders party thereto (including the Lender) and Capital One, National Association, as Administrative Agent, and evidences Loans made by the Lender thereunder. Terms used but not defined in this Note have the respective meanings assigned to them in the Credit Agreement.
The Credit Agreement provides for the acceleration of the maturity of this Note upon the occurrence of certain events and for prepayments of Loans upon the terms and conditions specified therein.
Should the indebtedness represented by this Note or any part thereof be collected at law or in equity, or in bankruptcy, receivership or any other court proceeding (whether at the trial or appellate level), or should this Note be placed in the hands of attorneys for collection upon default, Borrower agrees to pay, in addition to the principal, interest and other sums due and payable hereon, all costs of collecting or attempting to collect this Note, including reasonable attorneys’ fees and disbursements.
All parties to this Note, whether principal, surety, guarantor or endorser, hereby waive presentment for payment, demand (except as set forth in the Credit Agreement), protest, notice of protest and notice of dishonor.
Except as permitted by Section 10.04 of the Credit Agreement, this Note may not be assigned by the Lender.

In the event that this Note is transferred by the Lender to another party, Borrower shall not be required to recognize such transfer until Borrower has been sent a notice of the transfer of this Note by the transferor and the transferee.
This Note may only be amended by an instrument in writing executed by Borrower and the Lender.
This Note shall be governed by, and construed in accordance with, the law of the State of New York.
NEW YORK RECOVERY OPERATING PARTNERSHIP, L.P., a Delaware limited partnership

By:	American Realty Capital New York Recovery REIT, Inc., a Maryland corporation, its general partner

By:	Name: Title: